Pacific Select Fund NSAR 06-30-06
Exhibit 77Q1(b) Copy of text described in sub-item 77D


Amendments to Investment Practices


Resolution 1

Capital Opportunities Portfolio

WHEREAS, the investment practice of the Capital Opportunities Portfolio currently limits the Portfolio's investments in unsecured obligations of issuers which, including predecessors, controlling persons, general partners and guarantors, have a record of less than three years' continuous business operation or relevant business experience to 5% of the Portfolio's assets; and

WHEREAS, MFS Investment Management, portfolio manager of the Capital Opportunities Portfolio, desires that the Portfolio's investment practice be amended to remove the limitation on the Portfolio's investments in unsecured obligations of issuers which, including predecessors, controlling persons, general partners and guarantors, have a record of less than three years' continuous business operation or relevant business experience; therefore it is:

RESOLVED, that effective May 1, 2006, the investment practice of the Capital Opportunities Portfolio be, and hereby is, amended to remove the Portfolio's limitation on investments in unsecured obligations of issuers which, including predecessors, controlling persons, general partners and guarantors, have a record of less than three years' continuous business operation or relevant business experience.





Resolution 2

Large-Cap Value Portfolio

WHEREAS, the investment practice of the Large-Cap Value Portfolio currently limits investments in swaps to 5% of the Portfolio's net assets; and

WHEREAS, Salomon Brothers Asset Management Inc, portfolio manager of the Large- Cap Value Portfolio, desires that the Portfolio's investment practice be amended to allow the Portfolio to invest in swaps without a stated limit, although it is not expected to be a principal investment strategy;
therefore it is:

RESOLVED, that effective May 1, 2006, the investment practice of the Large-Cap Value Portfolio be, and hereby is, amended to allow the Portfolio to invest in swaps without a stated limit.